Exhibit 2.1

HOTEL PURCHASE AGREEMENT

AGREEMENT, dated for reference purposes only, May 15, 2013, is made by and between CHSP HOTEL INVESTORS, LLC (“Seller”) and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Buyer”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

(a) Seller, through certain wholly owned special purpose entities, is the owner of certain parcels of real estate, together with improvements and related assets located at those properties described in Section 1(a) below (the “Hotels”).

(b) Robert G. Schaedle, III and Phillip H. McNeill, Sr. (the “Principals”) are the principals in Chartwell Hospitality, LLC, (“Chartwell”), the current manager of the Hotels, and are investors in the Seller.

(c) Seller desires to sell on the terms and conditions herein below set forth the Hotels together with the improvements and other assets relating to the Hotels.

(d) Buyer wishes to purchase the Hotels and all such assets relating to the Hotels, upon the terms and conditions hereinafter set forth.

AGREEMENT:

In order to consummate the desires of the parties set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and covenants herein contained, Seller and Buyer each hereby agree as follows:

1. Sale and Purchase of Property. Subject to the terms and conditions of this Agreement, Seller hereby agrees that, at closing, it will sell, convey, assign, transfer and deliver to Buyer, the following real estate, improvements, buildings, facilities, machinery, equipment, furniture, fixtures and other assets (collectively, the “Property”) owned by Seller:

(a) Real Property. The real property, including all buildings and improvements situated thereon, located at the following locations:

•	225 Sleepy Hollow Drive, Southaven, Mississippi 38671- Courtyard by Marriott

•	7165 Sleepy Hollow Drive, Southaven, Mississippi 38671 – Residence Inn

The legal descriptions of which are set forth in Exhibit 1(a) which list will be attached hereto within 14 days of the Effective Date and incorporated by reference herein;

The parties acknowledge that a lienholder may require the escrow of any deeds of conveyances and/or instruments modifying any liens pending settlement on the sale pursuant to this Agreement and the parties shall cooperate with each other concerning such escrow agreement.

(b) Machinery, Equipment, Furniture, Fixtures and Signage. All items of machinery, equipment, furniture, fixtures, vehicles, computer hardware, leasehold improvements and signage and similar fixed assets located in, on or about the Hotels and used in connection with the operation thereof, including, but not limited to, all of those items of personal property described in Exhibit 1(b), which list shall be agreed upon by the Buyer and Seller within forty five (45) days of the Effective Date and which shall be attached hereto and incorporated by reference herein, together with all inventories of spare parts, tools, maintenance equipment, and miscellaneous similar items and materials related to the Hotels presently owned, acquired or leased (provide Buyer assumes such leases) by Seller between the date of execution hereof and closing;

(c) Sales, General and Administrative Property. All customer and supplier lists, books and records, computer programs and systems and other sales, general and administrative property related to the Hotels and owned by Seller;

(d) Contracts. All leases, contracts, licenses and other agreements relating to the Hotels identified on Exhibit 1(d) which list will be attached hereto within 14 days of the Effective Date (collectively, the “Contracts”).

(e) Licenses, Permits and Orders. All approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, related to the Hotels and owned, held or utilized by Seller;

(f) Materials and Supplies. All office and room supplies located at and used in connection with the operation of the Hotels, including, but not limited to, all sheets, pillows, linens and towels and all maintenance equipment and all similar property used in connection with the operation of the Hotels;

(g) Domain Names. The domain names (the “Domain Names”) listed on Exhibit 1(e) which list will be attached hereto within 14 days of the Effective Date, together with all the related website content, to the extent that the same is not owned by the franchisor of the Hotels;

(h) Prepaid Expenses. All prepaid expenses and deposits, including rent, utility deposits and similar prepaid items that relate to the Hotels and which exist as of the Closing Date, and which are assignable by Seller, except (i) expenses and other items that are being pro-rated hereunder, and (ii) all FF&E, capital maintenance, tax and insurance reserves and deposits being held by the holder of the existing Loan on the Hotels, as described in Section 2 below; and

(i) Telephone Numbers. All telephone and facsimile numbers for the Hotels.

The properties referred to in Section 1(a) above shall hereinafter sometimes be referred to individually as the “Real Property” when intending to exclude reference to the other assets and property being purchased hereunder and, similarly, the other assets and property referred to in subparagraphs 1(b)-(i) shall sometimes hereinafter be referred to as the “Personal Property”, when it is intended that the Real Property shall be excluded from such reference. The Real Property and the Personal Property shall otherwise be collectively referred to as the “Property”. Buyer hereby agrees to purchase the Property from Seller upon the terms and conditions set forth herein. The Personal Property shall not be deemed to include any franchise agreement for the Hotels unless all parties agree that the same is being assumed and the same is approved by the franchisor.

2. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Property by Seller to Buyer, Buyer hereby agrees that the purchase price for the Property shall be $18,500,000.00. The Purchase Price shall be allocated between the Real Property and Personal Property as the parties may reasonably agree prior to Closing.

The remaining balance of the Purchase Price, subject to closing adjustments and prorations, after crediting the Loan Assumption Amount (as defined below), and after crediting the Deposit, shall be paid in cash or immediately available funds at the Closing.

As used herein, the term “Loan Assumption Amount” shall mean the principal balance due and owing as of the Closing Date on that certain loan (the “Loan”) evidenced by that Promissory Note (the “Note”) in the original principal amount of $13,227,101.00, dated August 1, 2012, made by Seller to the order of Goldman Sachs Commercial Mortgage Capital, L.P. (the “Lender”). The Note is secured by a Mortgage (the “Mortgage”) in favor of the Lender and recorded against the Property (the Note and Mortgage shall sometimes hereinafter be collectively be referred to as the “Loan Documents”.

Of the purchase price, the sum of $250,000.00 earnest money (the “Deposit”) shall be paid to First American Title Insurance Company, 13924 Gold Circle, Omaha, Nebraska 68144 (the “Escrow Agent”) upon acceptance of this Agreement by Seller. The Deposit shall be applied to the Purchase Price. In the event that all of the conditions set forth in this Agreement have not been satisfied prior to the time set for Closing, Buyer may elect to terminate this Agreement, whereupon the Deposit shall be refunded by the Escrow Agent to Buyer and all further rights and obligations to the parties under this Agreement shall terminate, except for any indemnification provisions set forth herein which by their terms survive termination of this Agreement.

3. No Assumption of Liabilities. Buyer does not assume and shall not be deemed to assume any liability or obligation of Seller or the Hotels arising prior to the date of Closing, except for the Contracts which are being assigned to the Buyer. Buyer shall not be responsible for the payment of any wages or salaries due to any employees of the Hotels arising prior to the date of Closing, including any bonuses, deferred compensation or sick leave or vacation pay, or reimbursing lost vacation days due to any employees of the Hotels, and shall not have any obligation to hire any such employees.  Buyer acknowledges that all Hotel employees are employees of the hotel manager.

4. Due Diligence Period. Buyer shall have until the sixtieth (60th) day after the Effective Date (the “Due Diligence Period”) to conduct its due diligence at the Property, including inspections, environmental surveys and engineering studies, and Seller will provide Buyer with full access to the Property to conduct such inspections. Buyer may terminate this Agreement, in its sole discretion, by written notice to Seller, on or prior to the end of the Due Diligence Period, whereupon the Escrow Agent shall immediately refund the Deposit to Buyer without any further action by Buyer or Seller being required and all further rights and obligations of the parties under this Agreement shall terminate.  In the event Buyer terminates this Agreement, Buyer shall provide Seller with copies of all third-party reports obtained by Buyer.

5. Closing. The time of closing the purchase and sale of the Property shall be as follows:

(a) Closing. The transfer of the Property from Seller to Buyer and the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of the Escrow Agent, or at such other mutually agreeable location, on the latter of the 30th day at 10:00 a.m. after the expiration of the Due Diligence Period or the 7th day after completion of the equity financing along with successful completion of the loan assumption noted in Section 19. below, but in no event later than September 30, 2013 (the “Closing Date”). If such date is a non-business day then the Closing shall occur on the 1st business day thereafter.

Notwithstanding the foregoing, if Buyer is unable to obtain the equity financing or complete the loan assumption by the Closing Date, Buyer may terminate this Agreement at any time on or prior to the Closing Date, in which case the Deposit will be refunded to Buyer; provided that Buyer may only elect to terminate the Purchase Agreement between the end of the Due Diligence Period and the Closing Date in the event Buyer is unable to obtain financing, including assumption of the Loan, on terms satisfactory to Buyer, to purchase Property.

Buyer may accelerate the Closing Date to any date selected by the Buyer (in all cases the same must be on a business day) by providing at least ten (10) days prior written notice to Seller of such accelerated Closing Date. Seller shall have no obligation to physically attend Closing provided that Seller shall have delivered the necessary documents to the Escrow Agent prior to Closing and otherwise performed its obligations as set forth below.

(b) Buyer’s Obligations at Closing. At Closing, Buyer shall:

(i) Purchase Price. Pay to Seller the Purchase Price described in Section 2 above, after crediting the Deposit, by cashier’s check or certified check or other immediately available funds, subject to closing adjustments.

(ii) Title Insurance Policy. Obtain its owner’s title insurance policy required and procured in accordance with Section 9, below, or binding commitments from the title insurance company marked down to the time of Closing.

(iii) Loan Assumption. Execute all documents required by the Lender to effectuate Buyer’s assumption of the Loan.

(iv) Hotel Management Agreement.  Execute a new hotel management agreement with Chartwell, the current manager of the Hotels, at the terms set forth in Exhibit 5(b)(iv), which terms shall be agreed upon by the Buyer and Seller within the Due Diligence Period and which shall be attached hereto and incorporated by reference herein.

(c) Seller’s Obligations at Closing. At Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) Instruments of Conveyance. Duly executed assignments, bills of sale with covenants of warranty of title only and without other representations or warranty of condition of the item assigned, special warranty deeds, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and are reasonably acceptable to counsel for Seller and as shall be effective or necessary to vest in Buyer good, marketable and sufficient title to all of the Property, subject to no liens, encumbrances, claims or security interests not otherwise approved by Buyer. Simultaneously with such delivery, Seller shall take all such steps as may be necessary to put Buyer in actual possession or control of the Property. Appropriate forms of such instruments of conveyance and transfer in conformity with this Agreement shall be submitted by Buyer’s counsel to Seller’s counsel for examination within a reasonable time in advance of the Closing Date. Seller further agrees that it will, at any time from time to time after Closing, upon request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required and customary, in conformity with this Agreement for the assigning, transferring, granting, conveying, assuming and conforming to Buyer or Buyer’s successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Property at Closing to Buyer. If there shall be any attorney fees incurred in the review of such additional documentation, such fees shall be paid by Buyer.

(ii) Special Warranty Deed. Duly executed and notarized special warranty deed conveying to Buyer good and marketable fee simple title to the Real Property.

(iii) Assignment of Domain Names. Assignment of the Domain Names to Buyer in form reasonably acceptable to Buyer, executed by Seller.

(iv) Resolutions. Deliver the resolutions of the authorized agents of the Seller authorizing and ratifying the execution and performance of this Agreement.

(v) Loan Assumption. Execute all documents required by the Lender to effectuate Buyer’s assumption of the Loan

6. Employee Matters. Seller shall terminate the existing hotel management agreement with Chartwell as of the Closing Date. Buyer shall enter into a new hotel management agreement with Chartwell as contemplated by this Agreement.  Seller shall be responsible for any severance, termination and other liabilities, obligations, costs and expenses incurred in connection with the termination of any employees by Chartwell, as set forth in the existing hotel management agreement. Chartwell shall provide to Buyer, upon request in writing, a list of all hotel employees, listing such employees’ initial hiring date, position, current pay and any accrued vacation time or other accrued benefits.

7. Representations and Warranties of Seller. Seller represents, warrants and covenants to and with Buyer as follows:

(a) Title to Property. To Seller’s knowledge, Seller presently has, and will as of Closing have, good and marketable title to the Property free and clear of all liens, encumbrances, covenants, conditions, restrictions and easements except for such easements, covenants, and non-monetary encumbrances as contemplated or permitted by this Agreement. There are no leases affecting any of the Property and none of the Property or any of the equipment used in conjunction with the Hotels is leased from any third party, except as set forth in Exhibit 1(b) attached hereto. None of the Property has been leased by Seller to any third party.

(b) Condition of the Property; Inventory. The Property, as of Closing, will be in all material respects in a condition for performing the functions and purposes for which it was normally used by Seller and has been and will be maintained by Seller until Closing in accordance with Seller’s normal business and maintenance practices which are consistent with customary business and maintenance practices in the industry. As of Closing, the Hotels shall be sufficiently stocked with inventory so that there exists two par level sets of all linens, including sheets and pillow cases, and terrycloth items, including towels, wash clothes and hand towels for each bed located in the Hotels, one par level set of blankets and bedspreads for each bed located in the Hotels, and one par level set of bath mats per room located in the Hotels. As of Closing there shall also be sufficient number of good quality, new guests supplies sufficient for three weeks of operation, and food inventory consistent with the franchisor’s standards. Buyer and Seller shall conduct a walk-through of the Property within 48 hours prior to the closing to verify that the Property is in compliance with the terms of this Agreement.

(c) Real Property. To Seller’s knowledge, all buildings, structures and other improvements located on the Real Property are being used and occupied in substantial compliance with and conform, in all material respects, to all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(d) Personal Property. To Seller’s knowledge, all machinery, equipment, furniture and fixtures are being used in compliance with and conform, in all material respects, to all codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(e) Organization, Good Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the State where the Property is located and has the power to own, operate and lease its properties and carry on its business as now being conducted.

(f) Corporate Authorization, Binding Effect. The execution, delivery and performance of this Agreement by Seller has been duly authorized and the Seller has the authority to execute, deliver and perform this Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the members of Seller, and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(g) No Conflict with Articles of Organization and Operating Agreement. The execution, delivery and performance of this Agreement by Seller will not result in a breach or violation of or constitute a default under Seller’s Articles of Organization or Operating Agreement.

(h) No Conflicting Agreement. There are no provisions of any existing mortgage, indenture, trust indenture, loan agreement, contract bonds or other agreement binding on Seller or materially affecting any of the Property or the Hotels, which if it remained unpaid after the Closing Date would conflict with the execution, delivery and carrying out of the terms of this Agreement by Seller other than such consents or approvals as may be required pursuant to the Loan Assumption, the franchise agreement or under the Contracts. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, do not require the consent, approval of action of, or any filing with, or notice to, any public authority or other party other than such consents or approvals as may be required pursuant to the Loan Assumption, the franchise agreement or under the Contracts.

(i) Litigation and Other Proceedings. Seller has no knowledge of any suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, or any event or condition of any character pertaining to the Hotels, or any change in the zoning or building ordinances affecting the Property, pending or threatened against the Seller which might adversely affect the Property.

(j) Absence of Certain Changes and Events. During the period from the date hereof to the Closing Date there will have not have been, without the prior written consent of Buyer:

(i) any change in the general policies or methods of operation of Seller, any material increase in its supply levels, or any sales, alterations or changes in the Property, except in the ordinary course of business, or

(ii) any increase in the rates of compensation paid to hotel employees, or

(iii) any mortgage or pledge, or any sale or transfer of any of the Property (other than the replacement of personal property in the ordinary course of business), or

(iv) any other event or condition of any character resulting from any act or omission of the Seller which adversely affects the Property or business operations being purchased by Buyer hereunder.

(k) No Unpaid Bills. Seller shall have paid all bills and charges for all materials delivered to, and services rendered with respect to, the Hotels accruing prior to the Closing.

(l) Financial Statements. Seller will furnish to Buyer the reviewed balance sheet of Seller as of December 31, 2012, and December 31, 2011, and the related statements of operations, comprehensive income (loss), members’ equity and cash flows for each of the years ended December 31, 2012, and December 31, 2011, together with the appropriate notes to such financial statements and the review report thereon and the related statements of operations, comprehensive income (loss), members’ equity and cash flows for the period then ended, together with the appropriate notes to such financial statements (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flow of Seller as of their respective dates and for the respective periods covered thereby. Seller shall make all books and records applicable to the Property available for Buyer’s review.

(m) Compliance with SEC Reporting Requirements. For a period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, Seller shall, or shall cause Chartwell (the “Property Manager”), as applicable, from time to time, upon reasonable advance written notice from Buyer, and at Buyer’s sole cost and expense, provide Buyer and its representatives with reasonable access to all of Seller’s information and documentation relating to the Property, which information is relevant and reasonably necessary, in the reasonable opinion of the outside accountants of Buyer, to enable Buyer and Buyer’s outside accountants to file financial statements, pro formas and any and all other information in compliance (at Buyer’s cost) with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the SEC; (b) any other rule issued by the SEC and applicable to Buyer or its subsidiaries; and (c) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Buyer. Seller shall reasonably cooperate with Buyer, at the cost of the Buyer, to cause any SEC audit requirements to be completed and delivered to Buyer within a reasonable time period to insure that all SEC filing requirements are met. Seller shall also authorize, and shall cause the Property Manager to authorize, as applicable, any attorneys who have represented Seller or the Property Manager, as applicable, in material litigation pertaining to or affecting the Property to respond, at Buyer’s expense, to inquiries from Buyer’s representatives, attorneys and independent accounting firm. Seller shall also provide and/or shall cause the Property Manager, as applicable, to provide to Buyer’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

(n) Tax Returns and Other Filings. Proper and accurate amounts have been withheld by Seller or the Property Manager from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws. Proper and accurate returns have been filed by or on behalf of Seller for all periods for which returns were due with respect to income tax withholdings, social security and unemployment taxes of such employees. The amounts shown on such returns to be due and payable have been paid in full.

(o) Employee Matters. Seller has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation, or similar amounts. Seller has no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date who will not be compensated by the Seller for said accrued sick leave or vacation pay as required under applicable law.

(p) Preservation of Organization. Prior to the Closing Date, Seller shall use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organization intact, and to preserve for Buyer the present relationships of Seller with its suppliers and customers and others having business relations with them.

(q) Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate or schedule furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall knowingly contain any untrue statement of a material fact or omits or shall knowingly omit a material fact necessary to make the statements contained therein not misleading.

(r) Access to Information/Property. During the period from the date hereof to the Closing Date Seller shall give Buyer and its duly authorized representatives full access to all books, records, Property and facilities of Seller which relate to the Property, so that Buyer may conduct such inspection, investigation and review of the financial records, business and properties of Seller being purchased hereunder as Buyer deems appropriate, provided that any entries upon the Property shall be at the sole risk of the Buyer and the Buyer shall indemnify and hold harmless the Seller from and against any liability, cost or expense arising from such entries, shall repair any damage to the Property caused by such entries and such entries shall be conducted in such manner so as to minimize the interruption of the business activities of the Seller. The indemnification and repair obligations set forth herein shall survive termination of this Agreement.

(s) Release of Information. Within 7 days after acceptance and execution of this Agreement by Seller, Seller will authorize the Hotels’ franchisors to release to Buyer any and all information regarding the franchise agreements affecting the Hotels, including all royalty reports and operating reports relating to the Hotels. Seller agrees to execute any such documents required by said franchisor to release such information. Further, within 10 days after acceptance and execution of this Agreement by Seller, Seller shall deliver to Buyer true and correct copies of all service contracts for the Property as well as the financial information set forth in Section 7(l) above.

(t) Environmental. No notice has been served on Seller from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, demanding payment or contribution, for environmental damage or injury to natural resources.

(u) Survival of Representations, Warranties, Covenants and Indemnifications. The representations, warranties, covenants, agreements and indemnifications contained in this Section 7 of this Agreement shall survive for a period of six (6) months from and after the Closing. Notwithstanding the above, the Seller and Buyer agree that, except as expressly provided for in this Agreement, the Property shall be sold in an “as is”, “where is”, “with all faults” condition.

BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY THE SPECIFIC REPRESENTATIONS SET FORTH IN THIS SECTION 7, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, DRAINAGE, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, LAND USE OR OTHER LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS, (I) ANY DILIGENCE INFORMATION DELIVERED TO BUYER, OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN, AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY, THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER SPECIFICALLY SET FORTH HEREIN AND THE DOCUMENTS DELIVERED AT THE CLOSING, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, INCLUDING ANY DILIGENCE INFORMATION DELIVERED TO BUYER, AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND HEREBY WAIVES AND RELEASES ALL OBJECTIONS, SUITS, CAUSES OF ACTION, DAMAGES, LIABILITIES, LOSSES, DEMANDS, PROCEEDINGS, EXPENSES AND CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY THE REPRESENTATIONS SET FORTH IN THIS SECTION 7 AND THE DOCUMENTS DELIVERED BY SELLER AT CLOSING. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN AND LIMITED BY THE REPRESENTATIONS SET FORTH IN THIS SECTION 7 AND THE DOCUMENTS DELIVERED BY SELLER, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE FOR THE PROPERTY HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING.

8. Survey. Buyer may cause the Property to be surveyed by a competent, duly licensed land surveyor in the state where the Property is located, which survey shall show the Property free from any material defects, discrepancies or conflicts in boundary lines and encroachments. The survey shall be an “as-built” survey showing, inter alia, all boundaries, improvements, encroachments, easements, roadways, right-of-ways and rights of access to public streets. If the survey discloses any such discrepancies, conflicts, defects or encroachments, Buyer shall have the right to request Seller to cure the same in like manner as provided in Section 9 below, and if the same are not timely cured, as provided in Section 9 below, Buyer shall have the right to rescind this Agreement or waive such defect, which defects may only be waived in writing. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement.

9. Evidence of Title. Within thirty (30) days of execution of the agreement Buyer shall obtain a title insurance commitment for an ALTA Owner’s policy in the full amount of the Purchase Price which shall show good and marketable fee simple title to the Property in Seller, with extended coverage endorsement over the standard exceptions. Buyer shall have until fifteen (15) days following receipt of said title insurance commitment from Seller to notify Seller of any defects in title, otherwise Buyer shall be deemed to have approved title to the Property. If Seller elects to cure said defects, Seller shall have until Closing to cure any defects, causing title to be not less than marketable and, if not cured in such time, Buyer shall have the right on or before the Closing Date to terminate this Agreement or waive such defects, which defects may only be waived in writing. In the event Buyer elects to thus terminate this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement. At the Closing, Buyer shall cause the title insurance company to issue the title insurance policy for the Property in favor of Buyer which policy shall include extended coverage over the standard exceptions and contain endorsements for zoning and access coverage. Notwithstanding the above, Seller, at its expense, shall cause the discharge and removal from title and cure (by payment, bonding or escrow deposit in a manner reasonably acceptable to the title insurance company) at or before the Closing any mortgage, financing statements, deed of trust lien, or similar lien placed on the Property, mechanic’s or materialmen’s lien arising from work performed on the Property, or money judgment or other monetary lien against Seller which can be discharged or removed by the payment of a liquidated sum and Buyer shall have no obligation to object to the same and Seller may not refuse to cure the same.

10. Loss or Damage Prior to Closing. Risk of loss arising from fire, windstorm, explosion, condemnation, or other casualty (“Loss”) to the Property shall be borne by Seller until the Closing Date. In the event any material Property in excess of $100,000.00 is subject to a Loss prior to the Closing Date, Buyer may elect either to accept the proceeds of any insurance or any condemnation award as full settlement for the Loss or, alternatively, may elect to terminate this Agreement. In the event of any such Loss occurs prior to the Closing Date, Seller shall notify Buyer within 5 business days after it receives notice of such Loss and Buyer shall then have 10 days after receipt of such notice to review the Property as to which the Loss occurred and advise Seller of Buyer’s election under this Section 10. Seller agrees to maintain until the Closing Date and delivery of the deeds, assignments, and other documents of title, fire and extended insurance coverage, together with such other insurance in such amounts as is customarily maintained by prudent businessmen conducting comparable business operations and insuring against such other insurable hazards which are customarily insured against in the case of property similarly situated with respect to the Property.

11. Pro Rata Adjustments. The following adjustments shall be computed as of the Closing Date and prorated at the Closing:

(a) Real Estate Taxes and Assessments. Consolidated real estate taxes and any personal property taxes assessed for the tax year in which Closing occurs shall be prorated as of the Closing based on the latest tax bills available which adjustment shall be final and binding upon the parties after the date of Closing; all prior taxes shall be paid by Seller and all subsequent taxes shall be paid by Buyer. Seller shall pay all special assessments for public improvements constructed or under construction prior to the Closing.

(b) Utility Charges. Proration of sewer and water rents and other utility charges shall be made as of Closing. To the extent such charges are based upon meter readings, the meter readings shall be made as close as reasonably possible to the Closing Date.

(c) Revenues. Revenues and expenses attributable to room and service operation of the Hotels from and after 12:00 noon on the Closing Date shall be allocated to Buyer and such revenues and expenses prior to 12:00 noon on the Closing Date shall be allocated to Seller.

(d) Petty Cash. Buyer shall retain $1,000.00 of Seller’s petty cash on hand at each Hotel, and Seller shall be reimbursed for the same on the closing statement.

(e) Rents, Charges and Fees. Rents, fees or other payments on the leases or other contracts assigned to Buyer and described in Section 1(d) above shall be prorated as of Closing. Buyer shall assume responsibility for purchase orders made by Seller in the ordinary course of business for expendables or consumables not delivered to the Hotels as of Closing. All prepaid expenses shall be credited to Seller.

12. Expenses. Except as otherwise specifically provided in this Agreement, the parties shall be liable for expenses as follows:

(a) Document or Transfer Taxes. Seller shall pay the cost of any required documentary or transfer taxes due in connection with the transfer, conveyance, assignment or delivery of the Real Property or any instruments in connection therewith pursuant to this Agreement. Seller shall pay the sales taxes, if any, imposed in connection with the transfer of any items of Personal Property.

(b) Recording Fees. Buyer shall pay any recording fees required for recording the warranty deed described in Section 5(c)(ii) above.

(c) Title Insurance. Buyer shall pay the cost of providing the title insurance as required in Section 9, above.

(d) Survey. Buyer shall pay the cost of providing the survey as required in Section 8.

(e) Escrow Fees. Buyer and Seller each shall pay half the cost of all escrow fees necessary for the closing of the transaction contemplated by this Agreement.

(f)           Loan Assumption Fees.  Buyer and Seller shall each pay one-half the cost of any fee charged by the Lender as a condition to the Lender's consent to assumption of the Loan by Buyer.

(g)           Miscellaneous Fees. Any other closing cost not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties in the area of the particular hotel.

13. Benefit. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

14. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and either be sent by facsimile transmission or be in writing and shall be delivered personally or mailed by registered, certified or express mail, postage prepaid, or by overnight delivery service, as follows:

If to Seller, to:

CHSP Hotel Investors, LLC
c/o Chartwell Hospitality LLC
2000 Meridian Blvd., Suite 200
Franklin, TN 37067
Attention: Robert G. Schaedle III

With a copy to:

Sherrard & Roe, PLC
150 3rd Avenue South, Suite 1100
Nashville Tennessee 37201
Attention: Kim A. Brown, Esq.

If to Buyer, to:

Supertel Limited Partnership
11422 Miracle Hills Drive, Suite 501
Omaha, Nebraska 68154
Attention: Ms. Lauren Green, J.D.

With copy to:

Robert G. Dailey
McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102

15. Waivers. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16. Default. If Buyer defaults under this Agreement, and such default continues for ten (10) days following written notice from Seller, then at Seller’s election by written notice to Buyer, this Agreement shall be terminated and of no effect, in which event the Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

If Seller defaults under this Agreement, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Agreement by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Deposit, including any interest thereon, shall be returned to the Buyer and both the Buyer and Seller shall thereupon be released from all obligations with respect to this Agreement, except as otherwise expressly provided herein; or (ii) to treat this Agreement as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance.

17. Broker’s Fees. Jones Lang LaSalle and The Mumford Company are the brokers in this transaction and all parties acknowledge that there are no other Brokers involved. Jones Lang LaSalle and The Mumford Company REPRESENT SOLELY THE SELLER AND WILL BE PAID A COMMISSION BY THE SELLER, at closing, as agreed to in a separate agreement with Seller. Seller shall indemnify and hold harmless Buyer from any brokerage or real estate commissions or fees due in conjunction with this transaction.

18. Franchise.  As a condition to Closing, Buyer shall have negotiated and obtained new franchise agreements with Marriott International, Inc. (“Franchisor”) granting Buyer, or Buyer’s nominee, franchise agreements for the Hotels and protection agreements defining areas of protection, for the exclusive operation of each hotel, in favor of Buyer, or Buyer’s nominee, in the areas in and around each hotel’s respective submarket, acceptable to Buyer in Buyer’s sole discretion. Buyer agrees, that if required by the Franchisor, Buyer will pay up to $775,000.00 towards the requirements of the Product Improvement Plan (“PIP”) mandated by the Franchisor. If the requirements of the PIP exceed $775,000.00, Seller agrees to reduce the purchase price by the amount in excess of the $775,000.00.

At or prior to the Closing, Seller shall terminate the existing hotel management agreement with Chartwell (the “Existing Management Agreement”),  and the existing franchise agreements with Marriott (the “Existing Franchise Agreement”), and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date, and Seller shall be responsible for paying all reasonable and actual costs of Marriott (the “Franchisor”)  related to the assignment or termination, as applicable, of the Existing Franchise Agreement.  As conditions to Closing, Buyer shall enter into (i) a new franchise agreement with Marriott, and (ii) a new hotel Management Agreement with Chartwell, each to be effective as of the Closing Date.  Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement.  Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement, and Buyer shall diligently pursue obtaining the same.  Seller will cooperate with Buyer in obtaining the New Franchise Agreement, at no cost to Seller.

19. Equity Financing. This Agreement shall be subject to Buyer securing an equity financing satisfactory to Buyer by August 15, 2013.

(a) Buyer will proceed aggressively and continuously to secure financing. The Buyer will promptly forward a copy of the financing commitment to the Seller when received. In the event Buyer is unsuccessful, the Earnest Deposit will be fully refunded to Buyer.

(b) Purchaser shall pursue a loan assumption of the existing Goldman Sachs Commercial Mortgage Capital, L.P. Loans encumbering the Residence Inn, Southaven, MS and the Courtyard by Marriott Southaven, MS.

20. Noncompetition. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Seller, Chartwell and the Principals agree that from and after Closing and for a period of five (5) years thereafter, they shall not, within the Trade Area (as defined below) associate in any capacity whatsoever in any business, whether as a promoter, owner, officer, director, employee, partner, shareholder, member, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise, or have any interest in any corporation, partnership, joint venture or limited liability company, engage in the operation of a motel or hotel or any related business of a type competitive, directly or indirectly, with the business of Seller as conducted by Buyer following the Closing. This noncompetition clause will exclude the already operational Hampton Inn and Fairfield Inn in Southaven, Mississippi and the Fairfield Inn & Suites and the Whispering Woods Hotel in Olive Branch, Mississippi owned by the Principal. If Seller or Principals fail to keep and perform every covenant of this Section 20, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of this Section 20 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Section 20. If any court in which Buyer seeks to have the provisions of this Section 20 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce this Section for such activity, time and geographic area. The covenants on the part of Seller and Principals under this Section 20 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller or Principals against Buyer or any corporation affiliated with Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of said covenants. For purposes of this Section 20, “Trade Area” shall mean all of Southaven, Mississippi and any area located within 5 miles of each Hotel.

The parties hereto acknowledge that the restrictions in this noncompetition agreement are essential to the Buyer’s successful operation of the Hotels and Buyer would not have entered into this Agreement except for the inducement of the restrictions contained herein. The parties hereto further acknowledge that these restrictions are reasonable and necessary means of protecting Buyer’s legitimate business interests in the Property and the Hotels. Seller shall cause Chartwell and the Principals to execute a letter agreeing to the provisions of this Section 20 to be delivered to Buyer within 10 days of the Effective Date.

21. Indemnification. Seller shall, and hereby agrees to, indemnify and hold Buyer harmless against and in respect of:

(a) All debts, liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date, to the extent not specifically assumed by Buyer hereunder.

(b) Any claim, action, loss, damage or cost relating to or arising by reason of (i) the presence, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release prior to the Closing Date, of any Hazardous Material in, on, to, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any portion thereof upon which the Property are, or have been, located or (ii) any violation or operation of any applicable Environmental Law which occurs prior to the date hereof in, on, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any part thereof upon which the Property are or have been located or which otherwise apply to the activities at the Property.

(c) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Seller under this Agreement, or from Seller’s misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder.

(d) Any actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys’ fees and other out-of-pocket expenses.

From and after the Closing Buyer shall indemnify, defend and hold Seller harmless from against and in respect of any liability, loss, claim, damage or deficiency resulting directly or indirectly from Buyer’s breach of any provision of any Contracts assumed by Buyer, or from any of the matters described in (a)-(d) above which arise on or after the Closing.

22. Effective Date. As used herein the term “Effective Date” shall mean the date of the last signature on this Agreement.

23. Acceptance of Agreement. Buyer’s signature hereon constitutes an offer to purchase the Property upon the terms and conditions hereof. Unless acceptance hereof is executed by Seller and the duly executed counterpart delivered to Buyer either in person, by facsimile transmission, or by depositing in U. S. Mail, or delivery by overnight delivery service, as provided in Section 14, above, on or before May 17, 2013 at 5:00 p.m., this offer shall be deemed revoked.

24. Time is of the Essence. Time shall be of the essence with respect to the performance of all obligations of the parties under this Agreement.

25. Attorneys’ Fees. If any litigation between Seller and Buyer shall arise in connection with this Agreement, then the prevailing party shall be entitled to the payment by the other party of the prevailing party’s actual attorneys’ fees and costs related to such litigation.

26. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

27. Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement exchanged by facsimile transmission shall be fully enforceable.

28. Personal Liability. Buyer and Seller expressly agree that the obligations and liabilities of Buyer and Seller under this Agreement and any document referenced herein shall not constitute personal obligations of the officers, directors, employees, agents, trustees, partners, members, representatives, stockholders or other’ principals and representatives of Seller or Buyer.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.

CHSP HOTEL INVESTORS, LLC

By:/s/ Robert G. Schaedle, III
      Robert G. Schaedle, III
      Authorized Manager

Date: May 15, 2013

SUPERTEL LIMITED PARTNERSHIP, a
Virginia limited partnership

By:Supertel Hospitality REIT Trust
       Its: General Partner

By:/s/ Kelly A. Walters

Title: President

Date: May 15, 2013

EXHIBIT 1(a)
Legal Descriptions

EXHIBIT 1(a)

Legal Descriptions

TRACT I:
7165 SLEEPY HOLLOW
SOUTHAVEN, MS

PARCEL I:

LOT NUMBER 4C OF THE FINAL PLAT OF GOODMAN/I-55 SUBDIVISION, “LOT 4 A” REPLAT, AS RECORDED IN PLAT BOOK 90-PAGE 20 IN THE CHANCERY CLERK’S OFFICE OF DESOTO COUNTY, MISSISSIPPI, SAID PROPERTY SITUATED IN THE SOUTHEAST QUARTER OF SECTION 25, TOWNSHIP 1 SOUTH, RANGE 8 WEST, SOUTHAVEN, DESOTO COUNTY, MISSISSIPPI, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A SET NAIL IN THE WEST RIGHT-OF-WAY OF SLEEPY HOLLOW COVE (PUBLIC PAVED ROAD, R.O.W. WIDTH VARIES), SAID NAIL BEING THE SOUTHEAST CORNER OF LOT 4B OF THE FINAL PLAT OF GOODMAN/I-55 SUBDIVISION, “LOT 4 A” REPLAT, AS RECORDED IN PLAT BOOK 90-PAGE 20, AND SAID NAIL BEING FURTHER LOCATED AT MISSISSIPPI STATE PLANE COORDINATES OF 1988497.99 FEET NORTH & 2397499.41 FEET EAST (NAD 83-WEST REGION) AND BEING APPROXIMATELY 1,982 FEET MORE OR LESS WEST AND 1,015 FEET MORE OR LESS NORTH OF THE SOUTHEAST CORNER OF SECTION 25, TOWNSHIP 1 SOUTH, RANGE 8 WEST (NOT RECOVERED); THENCE SOUTHEASTWARDLY ALONG SAID WEST RIGHT-OF-WAY LINE BY A CURVE TO THE RIGHT HAVING A RADIUS OF 393.65 FEET (CENTRAL ANGLE OF 18 DEGREES 09 MINUTES 35 SECONDS, CHORD OF SOUTH 09 DEGREES 08 MINUTES 43 SECONDS EAST - 124.24 FEET) AN ARC DISTANCE OF 124.77 FEET TO THE POINT OF TANGENCY; THENCE SOUTH 00 DEGREES 03 MINUTES 56 SECONDS EAST CONTINUING ALONG THE WEST RIGHT-OF-WAY LINE - 103.49 FEET TO A FOUND 1/2” REBAR ON THE COMMON EAST CORNER OF LOT 4C OF SAID SUBDIVISION AND LOT 4D OF THE REPLAT OF LOT 4A OF GOODMAN/155 SUBDIVISION AS RECORDED IN PLAT BOOK 1 07-PAGE 48; THENCE LEAVING THE WEST RIGHT-OF-WAY OF SLEEPY HOLLOW DRIVE ALONG THE LINE DIVIDING LOT 4C FROM LOT 4D AS FOLLOWS: SOUTH 89 DEGREES 56 MINUTES 04 SECONDS WEST - 433.81 FEET TO THE SOUTHWEST CORNER OF LOT 4C AND AN INTERIOR CORNER OF LOT 4D; THENCE ALONG THE EAST LINE OF LOT 4D, NORTH 00 DEGREES 03 MINUTES 56 SECONDS WEST - 218.18 FEET TO THE COMMON CORNER OF LOTS 4B AND LOT 4C OF THE LOT 4 REPLAT AND LOT 4D OF THE LOT 4A REPLAT; THENCE NORTH 89 DEGREES 56 MINUTES 04 SECONDS EAST - 389.85 FEET ALONG THE SOUTH LINE OF LOT 4B TO AN ANGLE POINT; THENCE NORTH 71 DEGREES 45 MINUTES 30 SECONDS EAST - 25.63 FEET ALONG THE SOUTH LINE OF SAID LOT 4B TO THE
POINT OF BEGINNING.

PARCEL II:

TOGETHER WITH a perpetual non-exclusive casement for ingress and egress across paved roadway known as Fisherman’s Drive created by Warranty Deed and Easement recorded in Warranty Deed Book 165, Page 667, in the office of the Chancery Clerk of DeSoto County, Mississippi, and more particularly described by metes and bounds as follows, to wit:

BEGINNING at a point in the proposed west right-of-way of Fisherman’s Drive and the north right-of-way of Goodman Road, said point being 375 feet east of a concrete right-of-way monument at the northeast corner of the intersection of the rights of way of Goodman Road and the northbound 1-55 ramp; thence with said proposed Fisherman’s Drive right-of-way North 8 degrees 39 minutes 13 seconds West a distance of 209.79 feet to a point; thence North 1 degrees 49 minutes 43 seconds West a distance of 654.23 feet to a point of curvature; thence with a curve to the left having a radius of 393.60 feet, a distance of 586.96 feet to a point of tangency, said point also being a point of taper; thence with taper North 79 degrees 40 minutes 40 seconds West a distance of 151.33 feet to a paint; thence North 87 degrees 16 minutes 20 seconds West a distance of 210 feet to a point; thence North 2 degrees 43 minutes 40 seconds East a distance of 50 feet to the proposed north right-of-way of Fisherman’s Drive; thence with said proposed right-of-way South 87 degrees 16 minutes 20 seconds East a distance of 210 feet to a point of taper; thence with said taper North 85 degrees 08 minutes 00 seconds East a distance of 151.33 feet to a ALTA Loan Policy (6-17-06) point of curvature; thence with a curve to the right having a radius of 483.60 feet, a distance of 721.18 feet to a point of tangency; thence South 1 degrees 49 minutes 43 seconds East a distance of 648.87 feet to a Point; thence South 8 degrees 39 minutes 13 seconds East a distance of 209.79 feet to a point in the north right-of-way of Goodman Road; thence with said right-of-way South 88 degrees 04 minutes 42 seconds West a distance of 90.04 feet to the point of beginning. Being situated in part of the Southwest Quarter of the Southeast Quarter of Section 25, Township 1 South1 Range 8 West, Southaven, DeSoto County, Mississippi.

PARCEL III:

TOGETHER WITH easements set forth in that certain Declaration of Covenants, Conditions and Restrictions of record in Deed Book 268, Page 625, as re-recorded in Deed Book 270, Page 738, in the Office of the Chancery Clerk, DeSoto County, Mississippi.

PARCEL IV:

TOGETHER WITH easements set forth in that certain Access and Utility Easement Agreement recorded in Deed Book 490, Page 589, in the Office of the Chancery Clerk, DeSoto County, Mississippi.

TRACT II:
7225 SLEEPY HOLLOW
SOUTHAVEN, MS

PARCEL I:

LOT NUMBER 4B OF THE FINAL PLAT OF GOODMAN/I-55 SUBDIVISION, “LOT 4 A” REPLAT, AS RECORDED IN PLAT BOOK 107 - PAGE 48 IN THE CHANCERY CLERK’S OFFICE OF DESOTO COUNTY, MISSISSIPPI, SAID PROPERTY SITUATED IN THE SOUTHEAST QUARTER OF SECTION 25, TOWN 1 SOUTH, RANGE 8 WEST, SOUTHAVEN, DESOTO COUNTY, MISSISSIPPI, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A SET NAIL IN THE WEST RIGHT-OF-WAY LINE OF SLEEPY HOLLOW DRIVE (PUBLIC PAVED ROAD, R.O.W. WIDTH VARIES), SAID NAIL BEING THE NORTHEAST CORNER OF LOT 4C OF THE FINAL PLAT OF GOODMAN/I-55 SUBDIVISION, “LOT 4 A” REPLAT, AS RECORDED IN PLAT BOOK 107 - PAGE 48, AND SAID NAIL BEING FURTHER LOCATED AT MISSISSIPPI STATE PLANE COORDINATES OF 1988497.99 FEET NORTH 7 2397499.41 FEET EAST (NAD 83) AND BEING APPROXIMATELY 1,982 FEET MORE OR LESS WEST AND 1,1015 FEET MORE OR LESS NORTH OF THE SOUTHEAST CORNER OF SECTION 25, TOWNSHIP 1 SOUTH, RANGE 8 WEST (NOT RECOVERED); THENCE FOLLOWING ALONG THE NORTH LINE OF SAID LOT 4C AS FOLLOWS; SOUTH 71 DEGREES 45 MINUTES 30 SECONDS WEST (LEAVING SAID SLEEPY HOLLOW DRIVE) - 25.63 FEET TO A SET NAIL; THENCE SOUTH 89 DEGREES 56 MINUTES 04 SECONDS WEST - 389.85 FEET
TO A FOUND 1/2” REBAR ON THE NORTHWEST CORNER OF SAID LOT 4C IN THE EAST LINE OF LOT 4D OF SAID SUBDIVISION; THENCE ALONG THE EAST LINE OF SAID LOT 4D, NORTH 45 DEGREES 00 MINUTES 00 SECONDS WEST - 98.70 FEET TO A FOUND 1/2” REBAR ON THE COMMON CORNER OF LOTS 4A, 4C AND 4D OF SAID SUBDIVISION; THENCE ALONG THE EAST LINE OF SAID LOT 4A, NORTH 00 DEGREES 03 MINUTES 56 SECONDS WEST - 244.16 FEET TO A SET IRON PIN IN THE
SOUTHERLY RIGHT-OF-WAY LINE OF SLEEPY HOLLOW DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE THE FOLLOWING COURSES AND DISTANCES: SOUTH 83 DEGREES 20 MINUTES 21 SECONDS EAST - 196.75 FEET; THENCE SOUTH 59 DEGREES 52 MINUTES 23 SECONDS EAST - 130.22 FEET TO THE BEGINNING OF A CURVE TO THE RIGHT HAVING A RADIUS OF 393.65 FEET; THENCE SOUTHEASTWARDLY ALONG SAID CURVE (CENTRAL ANGLE OF 41 DEGREES 37 MINUTES 44 SECONDS, CHORD OF SOUTH 39 DEGREES 02 MINUTES 23 SECONDS EAST - 279.76 FEET) AN ARC DISTANCE OF 286.01 FEET TO THE POINT OF BEGINNING.

PARCEL II:

TOGETHER WITH COMMON AREA EASEMENT, EASEMENT FOR UTILITIES, GENERAL EASEMENT FOR REPAIR, MAINTENANCE, AND CONSTRUCTION AND A NON-EXCLUSIVE EASEMENT FOR ACCESS AND UTILITY SERVICES AS SET FORTH IN THAT CERTAIN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS OF RECORD IN BOOK 268, PAGE 625, AS RE-RECORDED IN DEED BOOK 270, PAGE 738, IN THE OFFICE OF THE CHANCERY CLERK OF DESOTO COUNTY, MISSISSIPPI.

PARCEL III:

TOGETHER WITH NON-EXCLUSIVE ACCESS EASEMENT AS SHOWN ON PLAT OF RECORD IN PLAT BOOK 90, PAGE 20, IN THE OFFICE OF THE CHANCERY CLERK OF DESOTO COUNTY, MISSISSIPPI.

EXHIBIT 1(b)
Inventory List

EXHIBIT 1(d)
Contracts

EXHIBIT 1(e)
Domain Names

EXHIBIT 5(b)(iv)
Hotel Management Agreement